Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 13, 2026, on the consolidated financial statements of Healthcare Triangle, Inc. and its subsidiaries (the Company) comprising the consolidated statement of financial position as of December 31, 2025, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity (deficit), and cash flows for the year ended December 31, 2025 and related notes which is incorporated by reference in this Registration Statement on Form S-1.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

CHARTERED PROFESSIONAL ACCOUNTANTS

Authorized to practice public accounting by the

Chartered Professional Accountants of Ontario

Richmond Hill, Ontario, Canada

July 10, 2026